Exhibit 10.9
WESTERN DIGITAL CORPORATION
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN
1.    PURPOSE; TERM
Effective as of March 13, 2025 (the “Effective Date”), Western Digital Corporation, a Delaware corporation (the “Company”), adopted this Western Digital Corporation Amended and Restated Change in Control Severance Plan (the “Plan”), which supersedes all prior plans. The Company established the Plan to reinforce and encourage the continued attention and dedication of Participants (as defined below) to their assigned duties in the event the Company undergoes a Change in Control (as defined below). The Plan shall remain in effect until modified or terminated pursuant to Section 8.
2.    DEFINITIONS
“Administrator” means the Committee or any delegate of such committee acting pursuant to Section 7.
“Base Pay” means the Participant’s wages earned on a monthly basis, determined as of the employment termination date, excluding incentive payments and commissions.
“Beneficially Own” or “Beneficial Owner” (as the context may require) means a “beneficial owner” as defined in Rule 13d-3 of the Exchange Act, except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable.
“Board” means the Board of Directors of the Company.
“Business Combination” means the consummation of any merger, consolidation, reorganization or other extraordinary transaction (or series of related transactions) involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries.

“Cause” means the occurrence or existence of any of the following with respect to a Participant: (a) the Participant’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; (b) whether prior or subsequent to the Effective Date, the Participant’s willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Employer or any of their respective affiliates; (c) the Participant’s failure or refusal to perform his or her duties as reasonably required by the Employer, provided that the Participant shall have first received written notice from the Employer stating with specificity the nature of such failure or refusal and affording the Participant at least five days to correct the act or omission complained of; (d) gross negligence, insubordination, material violation by the Participant of any duty of loyalty to the Employer or any of their respective affiliates, or any other material misconduct on the part of the Participant, provided that the Participant shall have first received written notice from the Employer stating with specificity the nature of such action or violation and affording the Participant at least five days to correct such action or violation; (e) conduct by the Participant which, upon reasonable investigation, is determined by the Company to violate the Employer’s anti-harassment, discrimination or retaliation policies; (f) conduct endangering, or materially likely to endanger, the health or safety of another employee; (g) falsifying or misrepresenting information on the records of the Employer or any of their respective affiliates; (h) the Participant's physical destruction or theft of substantial property or assets of the Employer or any of their respective affiliates; or (i) material breach of any material policy of, or agreement with, the Employer or any of their respective affiliates applicable to the Participant or to which the Participant is otherwise bound, provided that the Participant shall have first received written notice from the Employer stating with specificity the nature of such breach and affording the Participant at least five days to correct such breach.
The Participant shall not be deemed to have been terminated for Cause unless and until all of the following conditions have been met: (x) the Employer delivers to the Participant a notice of termination specifying the alleged conduct of the Participant that constitutes “Cause”; (y) the Participant is provided a meaningful opportunity to rebut the allegations and be heard by the Board at a meeting called and held for that purpose; and (z) following any such meeting of the Board, the Board approves a legally binding resolution finding that the Participant was guilty of conduct constituting Cause with such resolution approved by the affirmative vote of not less than a majority of the entire membership of the Board (other than the Participant if he or she is a member of the Board at such time).
“Change in Control” means an occurrence of any of the following events, unless the Board shall provide otherwise:
(a)any Person, alone or together with its affiliates and associates, including any group of persons which is deemed a “person” under Section 13(d)(3) of the Exchange Act (other than the Employer or any employee benefit plan (or related trust) of the Employer, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock), becomes the Beneficial Owner of: (i) thirty-three and one-third percent or more of the then Outstanding Company Common Stock; or (ii) securities representing thirty-three and one-

third percent or more of the Outstanding Company Voting Securities (in each case above, other than an acquisition in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (c) below);
(b)a change, during any period of two consecutive years, of a majority of the Board as constituted as of the beginning of such period, unless the election, or nomination for election by the Company's stockholders, of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the Incumbent Directors then in office;
(c)a Business Combination, unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a Parent), (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent, and excluding any underwriter in connection with a firm commitment public offering of the Company’s capital stock) Beneficially Owns, directly or indirectly, more than thirty-three and one-third percent of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination or a Parent were Incumbent Directors at the time of execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company (other than in the context of a merger, consolidation, reorganization, asset sale or other extraordinary transaction covered by, and which does not constitute a Change in Control under, clause (c) above).
Notwithstanding the foregoing definition or any other provision of the Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under U.S. Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code and related regulations.

“Change in Control Period” means:
(a) any period during which the Company or any of its Subsidiaries has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control and before the termination of such agreement without the transaction being consummated;
(b) any period commencing upon the effective date of the Change in Control and ending on the 12-month anniversary of the effective date of such Change in Control.
Notwithstanding the foregoing, in no event will the Change in Control Period be deemed to have commenced earlier than six months prior to the Change in Control.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Code Section 409A” means Section 409A of the Code.
“Committee” means the Compensation and Talent Committee of the Board.
“Covered Termination” means:
(a)    A Participant’s termination of employment by the Employer without Cause (excluding by reason of death or Disability) during the Change in Control Period; or
(b)    A Participant’s termination of employment due to his or her resignation for Good Reason during the Change in Control Period.
“Disability” shall occur upon the Participant becoming eligible for disability benefits under the Employer’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits or any comparable state-provided disability benefits for Participants located in non-United States jurisdictions.
“Eligible Employee” means an individual who is an employee on the payroll of the Employer. An Eligible Employee shall not include any person providing services to the Employer through a temporary service or on a leased basis or who is engaged by the Employer as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of applicable withholding taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding.
“Employer” means the Company and its Subsidiaries. For purposes of determining the entity responsible for making payments to a Participant, “Employer” shall mean the legal entity on whose payroll records the Participant is listed.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the related rules and regulations.

“Good Reason” means any of the following without the Participant’s express written consent: (a) a material diminution in the Participant’s authority, duties or responsibilities in effect immediately prior to the Change in Control; (b) a material diminution by the Employer in the Participant’s Base Pay in effect immediately prior to the Change in Control; (c) any material breach by the Employer of any provision of the Plan; (d) the relocation of the Participant’s principal place of employment by more than 50 miles from his or her place of employment immediately prior to a Change in Control; or (e) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Employer’s obligations under the Plan, as contemplated in Section 10.2 hereof. However, any such condition shall not constitute “Good Reason” unless (i) the Participant provides written notice to the Employer of the condition claimed to constitute Good Reason within 90 days of the initial existence of such condition and during the Change in Control Period and (ii) the Employer fails to remedy such condition within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Employer shall not be treated as a termination for “Good Reason” unless such termination occurs not more than 12 months following the initial existence of the condition claimed to constitute “Good Reason.”
“Incumbent Directors” means the directors holding office as of the Effective Date and any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the Incumbent Directors then in office.
“JAMS” means the Judicial Arbitration and Mediation Services, Inc., in Orange County, California, or its successor.
“Outstanding Company Common Stock” means the outstanding shares of the Company’s common stock.
“Outstanding Company Voting Securities” means the combined voting power of the Company's then outstanding voting securities.
“Parent” means an entity that, as a result of a Business Combination, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries.
“Participant” means an Eligible Employee who has been designated by the Board or Administrator to participate in the Plan, in accordance with Section 3.
“Person” means a person as defined in Sections 13(d) and 14(d) of the Exchange Act.
“Release” means a release of any and all claims in a form and manner acceptable to the Company.
“Separation from Service” with respect to a Participant, shall mean that the Participant dies, retires, or otherwise has a termination of employment with the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available under such regulation.

“Severance Benefits” means the severance payments and benefits specified for a Participant in Appendix A-1 or Appendix A-2, as applicable.
“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
“U.S. Eligible Employee” means any Eligible Employee who is paid from the United States payroll of the Employer.
3.    PARTICIPATION
The Administrator may, from time to time, designate Eligible Employees as Participants; provided, that the Administrator shall limit the group of all persons eligible to participate in the Plan to a “select group of management or highly compensated employees” within the meaning of 29 C.F.R. 2520-104-23 or any similar successor provision.
The Administrator designates Participants into one of the following three categories: Tier 1 Participant per Appendix A-1, Tier 2 Participant per Appendix A-2 or Tier 3 Participant per Appendix A-2. The Administrator may, in its sole discretion, remove a Participant from the Plan or modify existing Participant tier designations, regardless of the general designations in Appendix A-1 or Appendix A-2.
4.    ACCRUED RIGHTS; COMPENSATION UPON A CHANGE IN CONTROL; SEVERANCE BENEFITS
4.1    Compensation Upon a Change in Control. Commencing on the date a Change in Control occurs and for 12 months thereafter (or for such shorter period of time as the Participant remains employed following such Change in Control), the Participant shall be entitled to receive:
(i) Base Pay at a rate no less than the Base Pay immediately prior to the date of the Change in Control;
(ii) benefits under employee benefit plans or arrangements (including, without limitation, any pension or welfare plan, life, health, hospitalization and other forms of insurance and all other "fringe" benefits or perquisites) made available to the Participant by the Employer (or any successor thereto), and the Participant’s level of participation in, or entitlements under, any such employee benefit plan of any successor to the Employer (or an affiliate thereof) shall be calculated as if the Participant had been an employee of such successor to the Employer (or an affiliate thereof) from the date of employment by Participant’s Employer; and
(iii) reimbursement for all reasonable business expenses incurred by the Participant in the performance of his or her duties on behalf of the Employer for so long as the Participant is employed by Employer (or an affiliate thereof), and in no event shall the reimbursement be made later than the end of the taxable year following the taxable year that the related expenses were incurred.

4.2    Accrued Rights. Upon a termination of the Participant’s employment for any reason, the Participant (or the Participant’s estate) shall be entitled to receive the sum of the Participant’s Base Pay through the date of termination that is unpaid; the monetary equivalent of any accrued but unused vacation days; any reasonable business expenses incurred in the performance of his or her duties to the Employer in accordance with applicable expense reimbursement policies and procedures and that remain unpaid as of the date of termination; and any amount owed to the Participant in connection with employee benefit plans (including without limitation, any disability or life insurance benefit plans, programs or arrangements), payable in accordance with the terms and conditions of such employee benefit plans.
4.3    Severance Benefits. In the event a Participant’s termination of employment constitutes a Covered Termination, such Participant shall be entitled to receive the Severance Benefits from his or her Employer subject to the conditions set forth in Section 5. In no event shall a Participant become entitled to a duplication of benefits under the Plan and any other severance plan or program of the Employer (including the Company’s Amended and Restated Executive Severance Plan). In the event a Participant is eligible to receive benefits under the Plan and any other severance plan or program of the Employer (including the Company’s Amended and Restated Executive Severance Plan), Participant shall only receive benefits pursuant to the arrangement that yields the greatest benefit to the Participant. Notwithstanding any provision of the Plan to the contrary, to the extent that any Participant is entitled to any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., the benefits and amounts payable under the Plan shall be reduced (but not below zero) by the Base Pay received by the Participant during the period of such paid notice.
4.4    Specified Employees. It is the Company’s intent that the Severance Benefits be exempt from Section 409A as a “short-term deferral” or separation pay due to an involuntary separation from service within the meaning of Code Section 409A. If the Severance Benefits (or any portion thereof) constitute non-exempt “deferred compensation” (within the meaning of Section 409A), then a Participant who is a “specified employee” within the meaning of Code Section 409A shall not be entitled to any such benefits hereunder until the earlier of (i) the date which is six months after the Participant’s Separation from Service for any reason other than death, or (ii) the date of the Participant’s death. Any amounts otherwise payable to the Participant upon or in the six-month period following the Participant’s Separation from Service that are not paid by reason of this Section 4.4 shall be paid (without interest) as soon as practicable (and in all events within 30 days) after (x) the required six-month period or, if earlier (y) the date of the Participant’s death.
5.    CONDITIONS TO SEVERANCE BENEFITS
5.1    Release. The Employer’s obligation to pay the Severance Benefits to a Participant is subject to: (i) the Participant’s execution of a Release; and (ii) such Release not being revoked by the Participant (pursuant to any revocation rights afforded by applicable law) or otherwise rendered unenforceable by the Participant. The Employer will have no obligation to pay any of the Severance Benefits to the Participant under the Plan until such Release becomes effective.
5.2    Departure and Entitlement Procedure. As a condition to receiving the Severance Benefits, the Participant must return and deliver to the Employer all Employer property within seven days of the Participant’s termination date.

5.3    Other Employment; Limitation On Employee Rights. A Participant shall not be required to mitigate the amount of any payments provided by the Plan by seeking employment or otherwise. The Employer reserves the right to offset the benefits payable under the Plan by any advanced monies the Participant owes the Employer. The Plan shall not give any employee the right to be retained in the service of the Employer or to interfere with or restrict the right of the Employer to discharge any employee at any time, with or without Cause.
6.    RESOLUTION OF DISPUTES
6.1    Claim. Any Participant or other person who believes he or she is entitled to any payment under the Plan (referred to in this section as “claimant”) may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the expected date of the Administrator’s decision.
6.2    Appeal Procedure. If the claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing within ten business days after receiving documents and other information relevant to the claim. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the expected date of the Administrator’s decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
6.3    Arbitration. A claimant who followed the procedures in Sections 6.1 through 6.2, but has not obtained full relief on his or her claim for benefits, may, within 90 days following his or her receipt of the Administrator’s written decision on review pursuant to Section 6.2, apply in writing to the Administrator for expedited and binding arbitration of his or her claim in Orange County, California, before a sole arbitrator selected from JAMS, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. Any award or relief granted by the arbitrator shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Any rights to trial by jury in any action, proceeding or counterclaim brought by any of the Company, a Subsidiary or a Participant in connection with any matter whatsoever arising out of or in any way connected with the Plan are hereby waived. The Employer shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee.
6.4    Legal Fees and Expenses. If any dispute arises between the parties with respect to the interpretation or performance of the Plan, the prevailing party in any arbitration or proceeding shall be entitled to recover from the other party its attorneys’ fees or court costs and other expenses incurred in connection with any such proceeding. Amounts, if any, paid to the Participant under this Section 6.4 shall be in addition to all other amounts due to the Participant pursuant to the Plan.
7.    ADMINISTRATION
The Plan shall be administered and operated by the Administrator. The Administrator is empowered to construe and interpret the provisions of the Plan and to decide all questions of eligibility for benefits under the Plan and shall make such determinations in its sole and absolute discretion. The Administrator may at any time delegate to any other named person or body, or reassume from any delegate, any of its responsibilities or administrative duties with respect to the Plan.
8.    AMENDMENT
The Administrator (or the Board) reserves the right to amend, suspend and/or terminate the Plan at any time in its sole discretion; provided, that, notwithstanding the foregoing, the Plan shall not be amended, suspended or terminated during a Change in Control Period or with respect to a Participant who is already entitled to payment under the Plan.
9.    TAXES
Each Participant shall be solely responsible for his or her own tax liability with respect to participation in the Plan. The Employer may withhold from any amounts payable under the Plan such federal, state and local income, employment, or other applicable taxes as may be required to be withheld.
10.    GENERAL
10.1    Assignment by Participants. None of the amounts payable pursuant to the Plan shall be subject to any claim of any creditor and shall not be subject to attachment or garnishment or other legal process by any creditor. Participants may not alienate, anticipate, commute, pledge, encumber or assign any of the amounts payable pursuant to the Plan. The amounts payable pursuant to the Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
10.2    Binding Effect. The Employer will require any successor to all or substantially all of the business and/or assets of the Company or applicable Subsidiary to expressly assume and agree to perform all of the obligations of the Company or applicable Subsidiary under the Plan (including the obligation to cause any subsequent successor to also assume the obligations of the Plan) unless such assumption occurs by operation of law. For the avoidance of doubt, in the event that a successor of a Subsidiary assumes the Subsidiary’s obligations under the Plan, the Company will have no obligations under the Plan with respect to the Participants employed by such Subsidiary.
10.3    No Waiver. No waiver of any term, provision or condition of the Plan, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of the Plan.
10.4    Expenses; Unsecured General Creditor. The benefits and costs of the Plan shall be paid by the Employer out of its general assets. The status of a claim against the Employer with respect to the benefits provided by the Plan shall be the same as the status of a claim against the Employer by any general or unsecured creditor.
10.5    ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company or a Subsidiary and any exemptions under ERISA applicable to such an arrangement shall be applicable to the Plan.
10.6    WARN Act. Benefits payable under the Plan are intended to satisfy, where applicable, any Employer obligations under the Federal Worker Adjustment and Retraining Notification Act and any similar obligations that the Employer may have under any successor or other severance pay statute.
10.7    Governing Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California without regard to its choice of law provisions.

10.8    Severability. If any provision of the Plan is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under the Plan will not be materially and adversely affected hereby, (i) such provision will be fully severable, (ii) the Plan will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of the Plan will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from here and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of the Plan a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.9    Additional Information.

Plan Name:	Western Digital Corporation Amended and Restated Change in Control Severance Plan
Plan Sponsor:	Western Digital Corporation
Identification Numbers:	EIN: 33-0956711
PLAN: 002
Plan Year:	January 1 to December 31
Plan Administrator:	Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119 Attention: Compensation and Talent Committee (408) 717-6000
Agent for Service of Legal Process:	Western Digital Corporation 251 Little Falls Drive Wilmington, Delaware 19808 Attention: Corporation Service Company
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by the Company.

10.10    Statement of ERISA Rights. As a Participant under the Plan, you have certain rights and protections under ERISA:

You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for payments or benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. The claim review procedure is explained in Section 6 above.
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
10.11    Section 280G.
Notwithstanding anything to the contrary in the Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the Severance Benefits provided for under the Plan, together with any other payments and benefits which the Participant has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the Severance Benefits provided for under the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Employer will be $1.00 less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-

tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Employer in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Employer used in determining if a parachute payment exists, exceeds $1.00 less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in the Plan shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

Appendix A-1

Each of the following Participants shall be a Tier 1 Participant: (a) a Participant with a title of Executive Vice President (or its equivalent in the internal records of the Employer); (b) a Participant who is a member of the CEO Executive Leadership Team with a title of Senior Vice President or above (in the internal records of the Employer); and (c) a Participant who is an officer of the Company within the meaning of Section 16 of the Exchange Act. Such a Participant shall be eligible to receive the Severance Benefits described in this Appendix A-1.

1.1    Severance Benefits:
(a)    Cash Severance Payment. A Participant shall receive a cash severance payment equal to two times the sum of (i) the Participant’s Base Pay multiplied by 12 months; plus (ii) the Participant’s target incentive opportunity under the incentive program in which the Participant participates for the incentive cycle in which the Participant’s date of termination occurs; plus (iii) the Participant’s annual car allowance; provided, that the Base Pay, target incentive opportunity and annual car allowance rates used for purposes of determining such cash severance shall each be based on the rate in effect immediately prior to the Change in Control or date of termination (whichever is higher).
(b)    Earned Yet Unpaid Incentive Payments. A Participant shall receive payment for any incentive that was earned through a prior incentive cycle but has not yet been paid.
(c)    Equity Awards. Equity awards shall be treated as follows:
(i)    The Participant’s equity awards that are only subject to time-based vesting, including any credited dividend equivalent rights, will fully vest and become exercisable or payable, as applicable.
(ii)    The Participant’s equity awards that are subject to performance-based vesting will fully vest and become payable as follows:
(A)    With respect to any such award for which the applicable performance period has not ended as of the date of the Participant’s termination of employment or the Change in Control (whichever occurs later), the number of shares of common stock of the Company that vest shall be equal to the greater of: (x) the target number of shares of common stock of the Company subject to the award; or (y) the number of shares of common stock of the Company subject to that award that would vest based on the treatment set forth in the definitive agreement providing for the Change in Control. Any credited dividend equivalent rights will also become proportionally vested.
(B)    With respect to any such award for which the applicable performance period has ended as of the date of the Participant’s termination of employment or the Change in Control (whichever occurs later), vesting shall be based on the actual achievement of the applicable performance goal(s).
(C)    With respect to any such award granted on or following the Effective Date, the award shall be payable upon termination. With respect to any such award granted prior to the Effective Date, the award shall be payable in accordance with the original schedule set forth in the applicable award agreement, with no acceleration of the payment date.
The post-termination settlement and exercisability, as applicable, of such equity awards, as well any payments made in connection with such equity awards, shall be governed by the applicable stock incentive plan, as amended from time to time, and/or award agreement. In the event of a conflict regarding equity award treatment between an applicable award agreement and the Plan, the award agreement controls.
(d)    COBRA Premium Payment. With respect to a Participant who is a U.S. Eligible Employee as of the date of such Participant’s termination of employment, the Employer shall pay to the Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator) that would be payable by the Participant to continue the Participant’s company-provided medical, dental, and/or vision coverage existing as of the Participant’s termination date for a period of 24 months following such Participant’s termination of employment. For purposes of clarity, such cash payment shall be made regardless of whether the Participant actually elects coverage under COBRA, and shall be determined as of the Participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).

1.2.    Payment Timing. Subject to Section 4.4 of the Plan, the payments set forth in Section 1.1 (a), (b) and (d) shall be paid to the Participant in a single lump sum cash payment, subject to applicable tax withholding, no later than the 30th day following the date on which the Release becomes effective; provided, that if the period during which the payment of such Severance Benefits can be initiated commences in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year to the extent required to avoid any tax, interest or penalties under Code Section 409A.

1.3     Participants who are Not U.S. Eligible Employee. The Administrator delegates to the Company’s Chief Human Resources Officer (or equivalent role or any other person the Administrator deems appropriate) the duties of the Administrator set forth in Section 1.3(a) and Section 1.3(b). If a Participant who is not a U.S. Eligible Employee is eligible to receive payments or benefits upon a termination of employment under any applicable local law or Employer policy (“Local Severance”), then the payments and benefits described in this appendix shall be modified as follows:

(a)    Benefit Comparison. The Administrator shall compare the payments and benefits payable to the Participant under the Local Severance (excluding the value of any equity awards that accelerate in connection with the Participant’s termination of employment) (the “Local Severance Benefits”) with the payments and benefits set forth in Section 1.1 of this appendix applicable to the Participant (the “Plan Severance Benefits”). The Administrator has sole discretion to determine the calculation of the Local Severance Benefits.

(b)    Benefit Calculation. In the event the value of the Local Severance Benefits equals or exceeds the Plan Severance Benefits, as determined by the Administrator in its sole discretion, then the Participant shall not be eligible to receive any portion of the Plan Severance Benefits. In the event the value of the Local Severance Benefits is less than the value of the Plan Severance Benefits, as determined by the Administrator in its sole discretion, then the Participant shall receive the Plan Severance Benefits (excluding the benefits set forth in 1.1(d) (COBRA premium payments) in this Appendix) in place of any Local Severance Benefits. In the event a Participant is eligible to receive a cash payment under this Section 1.3(b), then references in the Plan to “Severance Benefits” shall be deemed to refer to such cash payment.

(c)    Payment Timing. In the event a Participant is eligible to receive a cash payment under the immediately preceding Section 1.3(b), then such payment shall be paid to the Participant in a single lump sum cash payment no later than the 30th day following the date on which the Release becomes effective, subject to applicable tax withholding, local timing rules and subject to Section 4.4; provided, that if the period during which such payment can be made begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year to the extent required to avoid any tax, interest or penalties under Code Section 409A.

(d)    Retirement-Eligible Vesting. Notwithstanding any provision of this Section 1.3 to the contrary, non-U.S. Eligible Employees who: (a) are retirement-eligible; and (b) receive Local Severance Benefits shall also receive retirement vesting on their applicable equity awards pursuant to the applicable stock incentive plans and/or award agreements governing such equity awards.

Appendix A-2

A Participant with a title of Senior Vice President (or its equivalent in the internal records of the Employer) shall be a Tier 2 Participant, and a Participant with a title of Vice President (or its equivalent in the internal records of the Employer) shall be a Tier 3 Participant.

Such Participants are subject to all the terms, and are eligible to receive all the Severance Benefits, described in Appendix A-1 above, subject to the changes set forth below.

Provision	Tier 2 Participants	Tier 3 Participants
Section 1.1(a) Cash Severance Payment
A Participant shall receive a cash severance payment equal to 1.5 times the sum of (i) the Participant’s Base Pay multiplied by 12 months; plus (ii) the Participant’s target incentive opportunity under the incentive program in which the Participant participates for the incentive cycle in which the Participant’s date of termination occurs; plus (iii) the Participant’s annual car allowance; provided, that the Base Pay, target incentive opportunity and annual car allowance rates used for purposes of determining such cash severance shall each be based on the rate in effect immediately prior to the Change in Control or date of termination (whichever is higher)

A Participant shall receive a cash severance payment equal to one times the sum of (i) the Participant’s Base Pay multiplied by 12 months; plus (ii) the Participant’s target incentive opportunity under the incentive program in which the Participant participates for the incentive cycle in which the Participant’s date of termination occurs; plus (iii) the Participant’s annual car allowance; provided, that the Base Pay, target incentive opportunity and annual car allowance rates used for purposes of determining such cash severance shall each be based on the rate in effect immediately prior to the Change in Control or date of termination (whichever is higher)

Section 1.1(d) COBRA Premium Payment
With respect to a Participant who is a U.S. Eligible Employee as of the date of such Participant’s termination of employment, the Employer shall pay to the Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator) that would be payable by the Participant to continue the Participant’s company-provided medical, dental, and/or vision coverage existing as of the Participant’s termination date for a period of 18 months following such Participant’s termination of employment. For purposes of clarity, such cash payment shall be made regardless of whether the Participant actually elects coverage under COBRA, and shall be determined as of the Participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).

With respect to a Participant who is a U.S. Eligible Employee as of the date of such Participant’s termination of employment, the Employer shall pay to the Participant a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator) that would be payable by the Participant to continue the Participant’s company-provided medical, dental, and/or vision coverage existing as of the Participant’s termination date for a period of 12 months following such Participant’s termination of employment. For purposes of clarity, such cash payment shall be made regardless of whether the Participant actually elects coverage under COBRA, and shall be determined as of the Participant’s termination of employment and not impacted by, or adjusted for, events occurring after such date (including, without limitation, changes in coverage or premiums).